Exhibit 99.1

FORM OF APPOINTMENT OF PROXY FOR
CNB HOLDINGS, INC. SPECIAL MEETING

CNB HOLDINGS, INC.

900 Memorial Drive
Pulaski, Virginia 24301

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints                      (the “Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes each of them, jointly and severally, to represent and vote as directed below all shares of the common stock of CNB Holdings, Inc. (“CNB”) held of record by the undersigned on [            ], 2002, at the Special Meeting of CNB (the “Special Meeting”) to be held in the Training Room at CNB’s main offices located at 900 Memorial Drive in Pulaski, Virginia, at 10:00 a.m. on [            ], [            ], 2002, and at any adjournment of the Special Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1.
Proposal to Approve a Plan of Merger.    To consider and vote on a proposal to approve an Agreement and Plan of Reorganization and Merger, dated as of June 20, 2002 (the “Plan of Merger), between CNB and MountainBank Financial Corporation (“MFC”) (a copy of which is attached as Appendix A to the Proxy Statement/Prospectus), and to approve the transactions described in the Plan of Merger, including, without limitation, the merger of CNB into MFC and the conversion of each outstanding share of CNB’s common stock into the right to receive shares of MFC’s common stock and cash calculated as described in the Plan of Merger, all as more fully described in the Proxy Statement/Prospectus.

☐  FOR                                       ☐  AGAINST                                 ☐  ABSTAIN

2.
Other Business.    On any other matter properly presented for action by shareholders at the Special Meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

Please date and sign this appointment of proxy on the reverse side and return it in the enclosed prepaid envelope.

I (we) direct that the shares represented by this appointment of proxy be voted as directed above. In the absence of any direction, those shares may be voted by the Proxies “FOR” Proposal 1. On any other matters that may properly be presented for action at the Special Meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Special Meeting by filing with CNB’s Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Special Meeting and announcing an intention to vote in person.

Dated:                                                                                  , 2002

Signature

Joint Signature (if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT:    To ensure that a quorum is present at the Special Meeting, please sign and return your appointment of proxy whether or not you plan to attend the meeting.